Exhibit 15.1

Our ref JVZ/766722-000001/28564160v1

Li Auto Inc.

11 Wenliang Street

Shunyi District, Beijing 101399

People’s Republic of China

12 April 2024

Dear Sir and/or Madam

Li Auto Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to Li Auto Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2023 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under this heading into the Company’s registration statement on Form S-8 (File No. 333-251453) that was filed on 18 December 2020, pertaining to the Company’s 2019 Share Incentive Plan and 2020 Share Incentive Plan, and Registration Statement on Form F-3 (File No. 333-258378) that was filed on 2 August 2021.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP